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           GREY ADVERTISING INC. AND CONSOLIDATED SUBSIDIARY COMPANIES
 EXHIBIT - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)
                                  EXHIBIT - 11

                                                           FOR THE THREE MONTHS ENDED FOR                   THE SIX MONTHS ENDED
                                                                         JUNE 30,                                 JUNE 30,
                                                          -------------------------------------------------------------------------
PRIMARY                                                        1997               1996                 1997                 1996
                                                          -------------------------------------------------------------------------
Weighted average shares outstanding(1)                      1,278,972           1,266,181            1,277,800            1,267,860

Net effect of dilutive stock options -
based on the treasury stock method using
average market price                                           27,149              34,433               27,149               32,447
                                                          -------------------------------------------------------------------------
TOTAL                                                       1,306,121           1,300,614            1,304,949            1,300,307
                                                          =========================================================================

Net Income                                                 $7,700,000          $6,807,000          $12,275,000          $13,070,000
Less: Effect of dividend requirements and
       the change in redemption value of
       redeemable preferred stock                            (360,000)           (253,000)            (125,000)            (437,000)
                                                          -------------------------------------------------------------------------
NET EARNINGS USED IN COMPUTATION                           $7,340,000          $6,554,000          $12,150,000          $12,633,000
                                                          =========================================================================

Per share amount                                                $5.62               $5.04                $9.31                $9.72
                                                          =========================================================================

FULLY DILUTED
Weighted average shares outstanding (1)                     1,278,972           1,266,181            1,277,800            1,267,860

Net effect of dilutive stock options - based on
the treasury stock method using the period-end
market price, if higher than the average
market price                                                   42,502              33,999               42,502               34,210

Assumed conversion of 8-1/2% convertible
subordinated debentures issued December 1983                   51,017              50,892               51,017               50,892
                                                          -------------------------------------------------------------------------
TOTAL                                                       1,372,491           1,351,072            1,371,319            1,352,962
                                                          =========================================================================

Net Income                                                 $7,700,000          $6,807,000          $12,275,000          $13,070,000
Less: Effect of dividend requirements and the
       change in redemption value of redeemable
       preferred stock                                       (360,000)           (253,000)            (125,000)            (437,000)

Add:    8-1/2% convertible subordinated debentures
        interest, net of income tax effect                     35,000              35,000               70,000               70,000
                                                          -------------------------------------------------------------------------
NET EARNINGS USED IN COMPUTATION                           $7,375,000          $6,589,000          $12,220,000          $12,703,000
                                                          =========================================================================

Per share amount                                                $5.37               $4.88                $8.91                $9.39
                                                          =========================================================================
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(1)      Includes 94,097 shares and 78,248 shares for 1997 and 1996, respectively, expected to be issued pursuant to the terms of the Senior
         Management Incentive Plan.

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